Exhibit 10.17

COPPER MOUNTAIN NETWORKS, INC.

2003 OFFICERS’ CHANGE IN CONTROL PLAN

ADOPTED BY THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

1. INTRODUCTION; PURPOSES.

(a) The purpose of this 2003 Officers’ Change in Control Plan (the “Plan”) is to (i) consolidate, amend, restate, supersede and replace in their entirety the Executive Staff Members’ Change in Control Plan and the Executive Officers’ Change in Control Plan which were adopted by the Compensation Committee of the Board of Directors of Copper Mountain Networks, Inc. (the “Company”) on March 21, 2001; and (ii) to provide duly elected officers of the Company with protection of certain benefits in case of a termination of employment with the Company in connection with a Change in Control of the Company.

(b) The Company, by means of the Plan, seeks (i) to retain the services of the current officers of the Company, (ii) to secure and retain the services of certain new officers of the Company, and (iii) to provide incentives for such officers to exert maximum efforts for the success of the Company even in the face of a potential Change in Control of the Company.

(c) The effective date of this Plan shall be July 1, 2003 (the “Effective Date”).

2. COVERAGE OF THE PLAN.

(a) As of the Effective Date, this Plan shall apply to all equity compensation awards, including stock options and restricted stock awards (collectively the “Stock Awards” and individually a “Stock Award”) granted prior to the Effective Date to the Company’s Executives (whether or not such person was an Executive at the time of the grant of such Stock Award). All such Stock Awards shall be covered under this Plan as of the Effective Date.

(b) This Plan shall also apply to each Stock Award granted on or after the Effective Date to an Executive of the Company, provided that the grant notice relating to such grant states that the Stock Award is subject to the terms of this Plan. This Plan shall not apply to any employee of the Company who is not a duly elected officer of the Company without the written consent of the Committee.

3. DEFINITIONS.

(a) “Accountants” means the Company’s independent certified public accountants.

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f) respectively, of the Code.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, with respect to Executive, misconduct, including but not limited to: (i) such Executive’s conviction (or plea of nolo contendere) of any felony or any crime involving moral turpitude or dishonesty; (ii) such Executive’s participation in a fraud or act of dishonesty against the Company; (iii) conduct by such Executive which, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates such Executive’s gross unfitness to serve; or (iv) such Executive’s material violation of any contract between such Executive and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice to the Executive thereof. Notwithstanding the foregoing, such Executive’s Disability shall not constitute Cause as set forth herein.

(e) “Change in Control” means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger, consolidation or similar transaction in which, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity entitled to vote in the election of directors or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the date of the adoption of this provision, are members of the Company’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board of Directors. (If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.) The term “Change of Control” which appears in any Stock Award document or attachment thereto shall have the same meaning as “Change in Control” as defined herein.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the compensation committee of the Board, or such other committee appointed by the Board in accordance with Section 4(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Continuous Service” means that Executive’s service with the Company or an Affiliate, whether as an employee, Director or consultant, is not interrupted or terminated. Neither a change in the capacity in which Executive renders service to the Company or an Affiliate as an employee, consultant or Director, nor a change in the entity for which Executive renders such service, shall be deemed to interrupt or terminate Executive’s Continuous Service provided that there is not otherwise any interruption or termination of service.

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(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Executive” means (i) the persons elected as officers of the Company by the Board on June 25, 2003; (ii) a person elected as an officer of the Company by the Board from time to time; and (iii) any other individual determined by the Committee to participate in the Plan.

(n) “Good Reason” means, with respect to an Executive, a (i) reduction of Executive’s rate of compensation as in effect immediately prior to the occurrence of the Change in Control, (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate immediately prior to the occurrence of the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Executive’s participation or reduce Executive’s benefits under any of such plans, (iii) change in Executive’s responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive, (iv) transfer of Executive by the Company to a worksite that is more than thirty-five (35) miles from Executive’s prior worksite, unless Executive accepts such relocation opportunity, (v) failure or refusal of a successor to the Company to assume the Company’s obligations under Executive’s Stock Award, or (vi) material breach by the Company or any successor to the Company of any of the material provisions of this Plan.

4. ADMINISTRATION.

(a) The Committee shall administer the Plan unless and until the Board delegates administration to another Committee, as provided in subsection 4(c).

(b) The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To construe and interpret the Plan and the rights covered under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii) To amend or terminate the Plan as provided in Section 9.

(iii) Generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

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(c) The Board may delegate administration of the Plan to a Committee (other than the compensation committee of the Board) composed of not fewer than two (2) members, all of the members of which committee shall be members of the Board. If administration is delegated to such a Committee, then such Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the prior Committee, including the power to delegate to a subcommittee of two (2) or more members of the Board any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

5. ACCELERATION IN THE EVENT OF A CHANGE IN CONTROL.

(a) If (i) a Change in Control occurs and (ii) upon the date three (3) months prior to the effective date of such Change in Control or anytime thereafter, Executive’s Continuous Service terminates due to an involuntary termination thereof by the Company (including death or Disability) without Cause or due to a voluntary termination by Executive for Good Reason, then the vesting and exercisability of all Stock Awards held by Executive as of the date of such termination of Continuous Service shall be accelerated such that one half of the then unvested portion shall become immediately vested and exercisable and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse such that one half of the portion then subject to reacquisition or repurchase shall immediately be lifted of such restriction, as appropriate.

(b) Notwithstanding anything herein to the contrary, if the terms and conditions of any Stock Award or other agreement between the Company and an Executive specify a rate of acceleration upon a Change in Control greater than fifty percent (50%) of the then unvested portion (the “Alternative Rate”), then the vesting and exercisability of such Stock Award held by such Executive as of the date of such termination of Continuous Service shall be accelerated such that a percentage of the then unvested portion equal to the Alternative Rate shall become immediately exercisable and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse such that the portion equal to the Alternative Rate subject to reacquisition or repurchase shall immediately be lifted of such restriction, as appropriate. As an example, if the terms and conditions of a Stock Award specify an acceleration rate of one hundred percent (100%) acceleration in the event of a Change in Control, then the Alternative Rate applicable to such Stock Award would be 100% and vesting and exercisability of such Stock Award as of the date of termination of Continuous Service would be accelerated such that 100% of the then unvested portion would become immediately exercisable and any reacquisition or repurchase rights held by the Company with respect to such Stock Award would lapse such that 100% of the portion then subject to reacquisition or repurchase shall immediately be lifted of such restriction, as appropriate.

(c) Notwithstanding anything herein to the contrary, if the terms and conditions of any Stock Award specify “single-trigger” acceleration or such terms and conditions pertaining to acceleration in the event of a Change in Control specify a Change in Control as the sole condition for acceleration, then (i) the acceleration of vesting and exercisability described in Sections 5(a) or 5(b) herein, whichever is applicable, shall apply provided, however, that such acceleration shall not be conditioned upon termination of Executive’s Continuous Service; and

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(ii) the lapse of reacquisition or repurchase rights described in Sections 5(a) or 5(b) herein, whichever is applicable, shall apply provided, however, that such lapse of rights shall not be conditioned upon termination of Executive’s Continuous Service.

6. PARACHUTE PAYMENTS.

(a) In the event that the acceleration of vesting and exercisability and/or the lapse of reacquisition or repurchase rights provided for in Section 5 and benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s benefits hereunder shall be either

(i) provided to Executive in full, or

(ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

(b) If, notwithstanding any reduction described in this Section 6, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

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(c) Notwithstanding any other provision of this Section 6, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

(d) If Executive either (i) brings any action to enforce Executive’s rights pursuant to this Section 6, or (ii) defends any legal challenge to Executive’s rights hereunder, Executive shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by Executive, the court finds the claim was brought in good faith.

7. TERMINATION. Subject to Section 5 herein, prior to a Change in Control of the Company, the right to receive benefits under this Plan shall automatically terminate on the date Executive ceases to be employed by the Company.

8. NOTICES. Any notices provided for in this Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Executive, five (5) days after deposit in the United States mail, postage prepaid, addressed to Executive at the address specified in the corporate records of the Company or at such other address as Executive hereafter designates by written notice to the Company.

9. AMENDMENT OR TERMINATION OF THE PLAN. The Board may not, at any time, terminate the Plan or amend the Plan in any manner that would impair the rights of an Executive unless (a) the Company requests the consent of such Executive and (b) such Executive consents in writing.

10. GOVERNING LAW. This Plan shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

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COPPER MOUNTAIN NETWORKS, INC.

2003 OFFICERS’ CHANGE IN CONTROL PLAN

                             , Executive:

COPPER MOUNTAIN NETWORKS, INC. (the “Company”) acknowledges that, effective July 1, 2003, you are covered by its 2003 Officers’ Change in Control Plan (the “Plan”), which consolidates, amends, restates, supersedes and replaces in their entirety the Executive Staff Members’ Change in Control Plan and the Executive Officers’ Change in Control Plan.

Very truly yours,

COPPER MOUNTAIN NETWORKS, INC.

By

ATTACHMENT:

COPPER MOUNTAIN NETWORKS, INC. 2003 Officers’ Change in Control Plan

The undersigned acknowledges that (a) the Plan consolidates, amends, restates, supersedes and replaces in their entirety the Executive Staff Members’ Change in Control Plan and the Executive Officers’ Change in Control Plan and any and all other terms and conditions pertaining to Change in Control which previously applied to any Stock Award of the undersigned; and (b) he or she has received a copy of the attachment referenced above. Furthermore, the undersigned agrees to be bound by the terms and conditions of the Plan including, but not limited to, the obligations described in Section 6 of the Plan.

EXECUTIVE

(Print Name)

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